Exhibit 99.1

News Release

For release at 4:15 p.m. EST
RAYONIER REPORTS FOURTH QUARTER 2015 RESULTS

•	Fourth quarter net income attributable to Rayonier of $10.3 million or $0.08 per share, on revenues of $137.1 million

•	Full-year 2015 net income attributable to Rayonier of $46.2 million or $0.37 per share, on revenues of $544.9 million

•	Fourth quarter pro forma net income of $11.3 million or $0.09 per share; full-year 2015 pro forma net income of $50.7 million or $0.40 per share

•	Adjusted EBITDA of $47.6 million in fourth quarter and $208.0 million in full-year 2015

•	Full-year cash available for distribution of $117.4 million compared to $93.4 million in 2014

•	Share repurchases of $24.1 million during the fourth quarter, which completes the $100 million repurchase authorization announced in June 2015

•	New $100 million share repurchase authorization announced
JACKSONVILLE, FL — February 10, 2016 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $10.3 million, or $0.08 per share, on revenues of $137.1 million. This compares to net income attributable to Rayonier of $8.9 million, or $0.07 per share, on revenues of $147.4 million in the prior year quarter. The fourth quarter results included $1.0 million of costs related to shareholder litigation.1 The prior year fourth quarter results included $0.3 million of income from discontinued operations2 and $2.4 million of internal review and restatement costs. Excluding these items, pro forma net income3 was $11.3 million, or $0.09 per share, versus $11.0 million, or $0.09 per share, in the prior year period.
Full-year 2015 net income attributable to Rayonier was $46.2 million, or $0.37 per share, on revenues of $544.9 million. This compares to net income attributable to Rayonier of $99.3 million, or $0.76 per share, on revenues of $603.5 million in the prior year. Pro forma net income3 was $50.7 million, or $0.40 per share, versus $67.4 million, or $0.51 per share, in the prior year.
The following table summarizes the current quarter and comparable prior year period results on a pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2015		December 31, 2014
	$	EPS	$	EPS

Revenues	$137.1	N/A	$147.4	N/A

Net income attributable to Rayonier	$10.3	$0.08	$8.9	$0.07
Costs related to shareholder litigation[1]	1.0	0.01	—	—
Internal review and restatement costs	—	—	2.4	0.02
Discontinued operations, net[2]	—	—	(0.3)	—
Pro forma net income[3]	$11.3	$0.09	$11.0	$0.09

225 Water Street, Jacksonville, FL 32202

The following table summarizes the current full year and comparable prior year results on a pro forma basis:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2015		December 31, 2014
	$	EPS	$	EPS

Revenues	$544.9	N/A	$603.5	N/A

Net income attributable to Rayonier	$46.2	$0.37	$99.3	$0.76
Costs related to shareholder litigation[1]	4.1	0.03	—	—
Costs related to the write-off of capitalized financing costs	0.4	—	1.7	0.01
Costs related to the spin-off of the Performance Fibers business	—	—	3.8	0.03
Cumulative out-of-period adjustment for depletion expense[4]	—	—	2.6	0.02
Internal review and restatement costs	—	—	3.4	0.02
Discontinued operations, net[2]	—	—	(43.4)	(0.33)
Pro forma net income[3]	$50.7	$0.40	$67.4	$0.51

Fourth quarter Adjusted EBITDA5 was $47.6 million versus $50.9 million in the prior year period. Full-year 2015 Adjusted EBITDA5 was $208.0 million versus $213.5 million in the prior year.
The following table summarizes Adjusted EBITDA5 for the current quarter, full year and comparable prior year periods:

	Three Months Ended December 31,		Year Ended December 31,
(millions of dollars)	2015	2014	2015	2014
Southern Timber	$24.9	$28.3	$101.0	$97.9
Pacific Northwest Timber	3.5	7.5	21.7	50.8
New Zealand Timber	6.9	13.7	33.0	46.0
Real Estate[6]	16.2	7.2	70.8	48.4
Trading	0.6	(0.3)	1.2	1.7
Corporate and other	(4.5)	(5.5)	(19.7)	(31.3)
Adjusted EBITDA[6]	$47.6	$50.9	$208.0	$213.5

Cash provided by operating activities was $177.2 million versus $320.4 million in the prior year, which included $102.4 million in cash flows from discontinued operations.4 Cash available for distribution (CAD)7 of $117.4 million increased $24.0 million versus the prior year due to lower cash interest paid ($14.6 million), lower cash tax payments ($8.5 million) and decreased capital expenditures from continuing operations ($6.4 million), which were partially offset by lower Adjusted EBITDA5 ($5.5 million). Cash interest and taxes paid in the prior year included payments related to the spun-off Performance Fibers business.
“In 2015, we maintained operational flexibility to respond to changing market conditions, particularly in market areas impacted by weaker demand from China,” said David Nunes, President and CEO. “In our Real Estate segment, we saw steady demand for rural properties while we continued to build the foundation for realizing greater value from our development properties. The strong performance of our Real Estate segment afforded us the opportunity to accelerate the planned reduction of timber harvest in the Pacific Northwest, which fell by 25% relative to 2014, while still achieving the upper end of our full-year Adjusted EBITDA guidance. Our nimble operating posture also extended to capital allocation decisions. During the first half of the year, we focused our capital allocation efforts on acquiring productive timberlands that would be accretive to cash flow.  During the second half of the year, as our share price declined, we shifted our capital

225 Water Street, Jacksonville, FL 32202

allocation priority to share repurchases. In total, we acquired 37,000 acres of highly productive timberland in all three of our operating geographies during the year, while also repurchasing $100 million of our common stock. In addition, we closed on new credit facilities that resulted in lower interest expense and greater financial flexibility.”
Southern Timber
Fourth quarter sales of $36.1 million decreased $2.8 million, or 7%, versus the prior year period due to lower total harvest volumes, a higher mix of pulpwood (73% versus 67% in the prior year period) and a lower proportion of delivered sales (29% versus 32% in the prior year period). Harvest volumes decreased 3% to 1.41 million tons versus 1.46 million tons in the prior year period. Average sawtimber stumpage prices were comparable to the prior year period at $26.76 per ton, while average pulpwood stumpage prices decreased 2% to $18.24 per ton versus $18.55 per ton in the prior year period. The decrease in average pulpwood prices was driven primarily by a decline in demand on the east coast due to a temporary mill shutdown, along with a slightly unfavorable geographic mix, as a higher percentage of volume was harvested from the Company’s lowest-priced pulpwood region. Overall, weighted average stumpage prices (including hardwood) decreased 3% to $20.36 per ton versus $20.92 per ton in the prior year period. Operating income of $12.0 million decreased $1.5 million versus the prior year period due to lower pricing ($0.7 million), changes in volume/mix ($0.6 million), lower non-timber income ($0.8 million) and higher costs ($0.8 million), which were partially offset by lower depletion rates ($1.3 million).
Fourth quarter Adjusted EBITDA5 of $24.9 million was $3.4 million below the prior year period.
Full-year 2015 sales of $139.1 million decreased $2.7 million, or 2%, versus the prior year due to a higher mix of pulpwood (70% versus 66% in the prior year) and a lower proportion of delivered sales (27% versus 33% in the prior year), partially offset by higher harvest volumes and stronger sawlog pricing. Harvest volumes increased 4% to 5.49 million tons versus 5.30 million tons in the prior year. Average sawtimber stumpage prices increased 4% to $27.62 per ton versus $26.45 per ton in the prior year, while average pulpwood stumpage prices decreased 2% to $18.13 per ton versus $18.48 per ton in the prior year. The increase in average sawtimber prices was driven primarily by selling stumpage when demand was strongest, generating favorable prices throughout the year, partially offset by reduced harvest activity in higher-priced sawtimber regions. The decrease in average pulpwood prices was primarily attributable to geographic mix and to the price decline in the current quarter on the east coast due to a temporary mill shutdown. Overall, weighted average stumpage prices (including hardwood) were comparable to the prior year at $20.66 per ton. Pro forma operating income8 of $46.7 million increased $0.3 million versus the prior year due to higher volumes ($2.2 million) and higher non-timber income ($1.9 million), which were partially offset by higher costs ($2.5 million), higher depletion rates ($0.8 million) and lower pulpwood prices ($0.5 million).
Full-year 2015 Adjusted EBITDA5 of $101.0 million was $3.1 million above the prior year.
Pacific Northwest Timber
Fourth quarter sales of $18.7 million decreased $3.4 million, or 15%, versus the prior year period due to lower sawtimber prices and lower harvest volumes, partially offset by higher pulpwood prices and a higher proportion of delivered sales (97% versus 83% in the prior year period). Harvest volumes decreased 3% to 315,000 tons versus 326,000 tons in the prior year period. Average delivered sawtimber prices decreased 16% to $66.27 per ton versus $79.19 per ton in the prior year period, while average delivered pulpwood prices increased 4% to $44.93 per ton versus $43.23 per ton in the prior year period. The decrease in average sawtimber prices was driven by weaker demand from China and the shutdown of mills in Shelton and Tacoma, Washington. The increase in average pulpwood prices was driven by strong local demand for pulpwood logs. This segment generated an operating loss of $0.4 million for the quarter versus operating income of $3.7 million in the prior year period, with the decline due to the decrease in prices ($3.2 million), higher costs ($0.7 million), lower volumes ($0.3 million) and higher depletion rates ($0.2 million), which were partially offset by higher non-timber income ($0.3 million).
Fourth quarter Adjusted EBITDA5 of $3.5 million was $4.0 million below the prior year period.

225 Water Street, Jacksonville, FL 32202

Full-year 2015 sales of $76.5 million decreased $25.7 million, or 25%, versus the prior year due to the planned reduction of harvest volumes and, to a lesser extent, lower sawtimber prices. Harvest volumes declined 25% to 1.24 million tons versus 1.66 million tons in the prior year. Average delivered sawtimber prices decreased 12% to $72.13 per ton versus $82.05 per ton in the prior year, while average delivered pulpwood prices increased 14% to $44.61 per ton versus $39.20 per ton in the prior year. The decrease in average sawtimber prices was driven by weaker demand from China and the shutdown of some local mills. The increase in average pulpwood prices was driven by strong local demand for pulpwood logs. Pro forma operating income8 of $6.9 million decreased $24.5 million versus the prior year due to lower volumes ($12.6 million), lower prices ($11.2 million), higher depletion rates ($0.7 million) and higher costs ($1.1 million), which were partially offset by higher non-timber income ($1.1 million).
Full-year 2015 Adjusted EBITDA5 of $21.7 million was $29.1 million below the prior year.
New Zealand Timber
Fourth quarter sales of $40.1 million decreased $11.6 million, or 22%, versus the prior year period due to lower product prices and volumes. Harvest volumes declined 20% to 568,000 tons versus 708,000 tons in the prior year period. Average delivered prices for export sawtimber declined 20% to $87.35 per ton versus $108.96 per ton in the prior year period and average delivered prices for domestic sawtimber declined 13% to $59.71 per ton versus $68.87 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.78 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 2% versus the prior year period. This segment generated an operating loss of $1.1 million for the quarter versus operating income of $2.9 million in the prior year period, with the decline due to the decrease in prices ($2.9 million), lower volumes ($1.1 million), higher costs ($0.8 million), higher non-cash costs of land sold ($0.5 million) and lower non-timber income ($0.5 million), which were partially offset by the impact of foreign exchange rate changes ($1.5 million) and lower depletion rates ($0.3 million).
Fourth quarter Adjusted EBITDA5 of $6.9 million was $6.8 million below the prior year period.
Full-year 2015 sales of $161.6 million decreased $20.8 million, or 11%, versus the prior year due to lower domestic and export product prices, which were partially offset by higher delivered volumes. Harvest volumes increased 2% to 2.41 million tons versus 2.36 million tons in the prior year. Average delivered prices for export sawtimber declined 21% to $88.59 per ton versus $111.75 per ton in the prior year, while average delivered prices for domestic sawtimber declined 18% to $64.05 per ton versus $78.15 per ton in the prior year. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.70 per NZ$1.00 versus US$0.83 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices declined 3% versus the prior year. Operating income of $2.8 million decreased $6.7 million versus the prior year due to the decrease in prices ($13.9 million) and higher non-cash costs of land sold and forestry right relinquishments ($1.0 million), which were partially offset by higher volumes ($0.8 million), lower depletion rates ($2.4 million), higher non-timber income ($2.5 million), the impact of foreign exchange rate changes ($2.3 million) and lower costs ($0.2 million).
Full-year 2015 Adjusted EBITDA5 of $33.0 million was $13.0 million below the prior year.
Real Estate
Fourth quarter sales of $20.5 million increased $9.5 million versus the prior year period, while operating income of $10.3 million increased $7.7 million versus the prior year period. Sales and operating income increased in the fourth quarter due to higher volumes (9,192 acres sold versus 5,321 acres in the prior year period) and higher weighted average prices ($2,233 per acre versus $2,075 per acre in the prior year period).
Full-year 2015 sales of $86.5 million increased $9.2 million versus the prior year, while operating income of $44.3 million decreased $3.2 million versus the prior year period. Full-year 2015 operating income decreased as the prior year included $5.8 million in proceeds from a bankruptcy settlement with respect to

225 Water Street, Jacksonville, FL 32202

a former land sale customer. Excluding the proceeds from the bankruptcy settlement, operating income increased $2.6 million due to higher weighted average prices ($2,611 per acre versus $1,723 per acre in the prior year), partially offset by lower volumes (33,130 acres sold versus 44,848 acres in the prior year).
Improved Development fourth quarter sales of $1.8 million were comprised of a 55-acre sale in the Belfast Commerce Park near Savannah, Georgia for $32,602 per acre.
Unimproved Development fourth quarter sales of $0.7 million were comprised of 185 acres in Liberty County, Texas at an average price of $3,869 per acre.
Rural fourth quarter sales of $2.7 million were comprised of 981 acres at an average price of $2,786 per acre.
Non-strategic/Timberland fourth quarter sales of $15.3 million were comprised of 7,972 acres at an average price of $1,918 per acre and included 4,880 acres in Florida sold for conservation at an average price of $2,350 per acre.
Fourth quarter Adjusted EBITDA5 of $16.2 million was $9.0 million above the prior year period. Full-year 2015 Adjusted EBITDA5 of $70.8 million was $22.4 million above the prior year.
Trading
Fourth quarter sales of $21.7 million decreased $2.0 million versus the prior year period due to lower prices, primarily as a result of weaker demand in China, partially offset by higher volumes. Sales volumes increased 12% to 247,000 tons versus 221,000 tons in the prior year period. Average prices decreased 16% to $87.97 per ton versus $104.70 per ton in the prior year period. Operating income of $0.6 million increased $0.9 million versus the prior year period, primarily due to lower sourcing and export costs.

Full-year 2015 sales of $81.2 million decreased $22.5 million versus the prior year due to lower prices as a result of unfavorable China market conditions, partially offset by higher volumes. Sales volumes increased 6% to 926,000 tons versus 873,000 tons in the prior year. Average prices decreased 25% to $86.89 per ton versus $115.27 per ton in the prior year. Operating income decreased $0.5 million versus the prior year, primarily due to a NZ$/US$ exchange gain ($1.1 million) in the prior year, partially offset by lower sourcing and export costs ($0.6 million).
Other Items
Excluding $1.0 million of costs related to shareholder litigation,1 fourth quarter corporate and other operating expenses of $4.7 million decreased $1.1 million versus the prior year period, primarily due to lower legal and general and administrative expenses.
Fourth quarter interest expense of $7.1 million decreased $1.3 million versus the prior year period, primarily as a result of refinancing certain indebtedness in the third quarter of 2015.
Fourth quarter other non-operating income of $1.3 million was comprised primarily of favorable mark-to-market adjustments on New Zealand joint venture interest rate swaps.
The fourth quarter income tax expense of $0.5 million is principally related to the New Zealand joint venture.
Share Repurchases
During the fourth quarter, the Company repurchased $24.1 million of common stock at an average price of $23.32 per share. The Company has thus completed the $100 million share repurchase authorization announced in June, repurchasing 4.2 million shares of common stock, or 3.3% of total shares outstanding as of the time of the authorization, at an average price of $23.79 per share. As of December 31, 2015, the Company had 122.8 million shares of common stock outstanding.

On February 10, 2016, Rayonier’s Board of Directors approved an additional $100 million share repurchase authorization. Repurchases may be made at management’s discretion from time to time on the open market

225 Water Street, Jacksonville, FL 32202

or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.
Outlook
“In 2016, we expect a modest increase in Southern harvest volume, reflecting recent acquisitions, at prices generally comparable to 2015,” added Nunes. “We continue to believe that U.S. housing starts will improve gradually, but that in 2016 we will not reach conditions favorable to significantly improve sawlog pricing. In the Pacific Northwest, we expect volumes comparable to 2015 and are cautiously optimistic that prices will improve from current levels, which will largely depend upon export market conditions. In our New Zealand joint venture, we anticipate a reduction in harvest volume of approximately 10% due to timber age-class variations, with average prices broadly in line with 2015. Also, we are on track with our previously announced plans to recapitalize our New Zealand joint venture and thereby reduce consolidated interest expense while increasing our ownership interest from 65% to an estimated 77%.”
“In our Real Estate segment, we expect continued steady demand for rural properties. We also anticipate strengthening interest in selected development properties, particularly as we begin to sell parcels within our East Nassau mixed use development project, which we anticipate in the second half of 2016. We are also planning on a higher level of investment in 2016 as we ramp up our development efforts in this area,” concluded Nunes.
Conference Call
A conference call will be held on Thursday, February 11, 2016 at 10:00 AM EST to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
A replay of the teleconference will be available one hour after the call ends until Thursday, February 18, 2016. The replay number is (800) 944-3336, passcode: 11116. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 13—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.
2Discontinued operations include Performance Fibers business in the three and twelve months ended December 31, 2014.
3Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
4During 2014, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial adjustments was recorded as additional depletion expense in the third quarter of 2014.
5Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
6Previously reported Adjusted EBITDA for 2014 has been restated to exclude large dispositions. “Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value.
7CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
8Pro forma operating income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of December 31, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (373,000 acres) and New Zealand (439,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results,

225 Water Street, Jacksonville, FL 32202

are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A — Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com

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225 Water Street, Jacksonville, FL 32202

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2015 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
SALES	$137.1	$151.7	$147.4	$544.9	$603.5
Costs and expenses
Cost of sales	114.1	116.0	126.8	441.1	483.9
Selling and general expenses	11.4	10.7	12.0	45.8	47.9
Other operating income	(4.1)	(2.8)	(5.6)	(19.8)	(26.6)
OPERATING INCOME	15.7	27.8	14.2	77.8	98.3
Interest expense	(7.1)	(7.6)	(8.4)	(31.7)	(44.2)
Interest and other income (expense), net	1.3	(1.6)	(2.1)	(3.0)	(9.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	9.9	18.6	3.7	43.1	44.8
Income tax (expense) benefit	(0.5)	0.6	4.3	0.8	9.6
INCOME FROM CONTINUING OPERATIONS	9.4	19.2	8.0	43.9	54.4
Income from discontinued operations, net	—	—	0.3	—	43.4
NET INCOME	9.4	19.2	8.3	43.9	97.8
Less: Net loss attributable to noncontrolling interest	(0.9)	(0.5)	(0.6)	(2.3)	(1.5)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$10.3	$19.7	$8.9	$46.2	$99.3
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.08	$0.16	$0.07	$0.37	$0.44
Discontinued Operations	—	—	—	—	0.34
Net Income	$0.08	$0.16	$0.07	$0.37	$0.78
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.08	$0.16	$0.07	$0.37	$0.43
Discontinued Operations	—	—	—	—	0.33
Net Income	$0.08	$0.16	$0.07	$0.37	$0.76

Pro forma Net Income (a)	$0.09	$0.17	$0.09	$0.40	$0.51

Weighted Average Common
Shares used for determining
Basic EPS	123,186,975	125,143,706	126,549,192	125,385,085	126,458,710
Diluted EPS	123,300,068	125,305,972	128,302,545	125,900,189	131,038,263

(a) Pro forma Net Income is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2015 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$51.8	$161.6
Other current assets	53.9	52.1
Timber and timberlands, net of depletion and amortization	2,066.8	2,088.5
Higher and better use timberlands and real estate development investments	65.4	77.4
Property, plant and equipment	15.8	14.9
Less - accumulated depreciation	(9.1)	(8.2)
Net property, plant and equipment	6.7	6.7
Other assets	81.9	66.8
Total Assets	$2,326.5	$2,453.1
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$129.7
Other current liabilities	66.7	72.3
Long-term debt	833.9	621.8
Other non-current liabilities	64.2	54.1
Total Rayonier Inc. shareholders’ equity	1,288.1	1,488.5
Noncontrolling interest	73.6	86.7
Total shareholders’ equity	1,361.7	1,575.2
	$2,326.5	$2,453.1

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
December 31, 2015 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2013	126,257,870	$692.1	$1,015.2	($46.1)	$94.0	$1,755.2
Net income (loss)	—	—	99.3	—	(1.5)	97.8
Dividends ($2.03 per share)	—	—	(256.9)	—	—	(256.9)
Issuance of shares under incentive stock plans	561,701	5.6	—	—	—	5.6
Stock-based compensation	—	7.9	—	—	—	7.9
Contribution and adjustments to Rayonier Advanced Materials	—	(0.3)	(66.9)	78.2	—	11.0
Other (a)	(46,474)	(2.7)	—	(36.9)	(5.8)	(45.4)
Balance, December 31, 2014	126,773,097	$702.6	$790.7	($4.8)	$86.7	$1,575.2
Net income (loss)	—	—	46.2	—	(2.3)	43.9
Dividends ($1.00 per share)	—	—	(124.9)	—	—	(124.9)
Issuance of shares under incentive stock plans	205,219	2.1	—	—	—	2.1
Stock-based compensation	—	4.5	—	—	—	4.5
Repurchase of common shares made under repurchase program	(4,202,697)	—	(100.0)	—	—	(100.0)
Other (a)	(5,402)	(0.4)	0.8	(28.7)	(10.8)	(39.1)
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7

(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2015 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2015	2014
Cash provided by operating activities:
Net income	$43.9	$97.8
Depreciation, depletion and amortization	113.7	120.0
Non-cash cost of land and real estate sold	12.5	13.2
Depreciation, depletion and amortization from discontinued operations	—	38.0
Other items to reconcile net income to cash provided by operating activities	7.6	14.8
Changes in working capital and other assets and liabilities	(0.5)	36.6
	177.2	320.4
Cash used for investing activities:
Capital expenditures	(57.3)	(63.7)
Capital expenditures from discontinued operations	—	(61.0)
Real estate development investments	(2.7)	(3.7)
Purchase of timberlands	(98.4)	(130.9)
Change in restricted cash	(16.8)	62.3
Proceeds from settlement of net investment hedge	2.8	—
Other	6.1	0.7
	(166.3)	(196.3)
Cash used for financing activities:
Increase in debt, net of issuance costs	106.4	124.4
Dividends paid	(124.9)	(257.5)
Proceeds from the issuance of common shares	2.1	5.6
Repurchase of common shares	(100.0)	(1.9)
Net cash disbursed upon spin-off of Performance Fibers business	—	(31.4)
Other	(0.1)	(0.7)
	(116.5)	(161.4)
Effect of exchange rate changes on cash	(4.2)	(0.7)
Cash and cash equivalents:
Change in cash and cash equivalents	(109.8)	(38.0)
Balance, beginning of year	161.6	199.6
Balance, end of year	$51.8	$161.6

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)
December 31, 2015 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Sales
Southern Timber	$36.1	$34.8	$38.9	$139.1	$141.8
Pacific Northwest Timber	18.7	21.6	22.1	76.5	102.2
New Zealand Timber	40.1	41.1	51.7	161.6	182.4
Real Estate	20.5	35.2	11.0	86.5	77.3
Trading	21.7	19.0	23.7	81.2	103.7
Intersegment Eliminations	—	—	—	—	(3.9)
Total sales	$137.1	$151.7	$147.4	$544.9	$603.5

Pro forma operating income/(loss) (a)
Southern Timber	$12.0	$10.5	$13.5	$46.7	$46.4
Pacific Northwest Timber	(0.4)	3.1	3.7	6.9	31.4
New Zealand Timber	(1.1)	(0.9)	2.9	2.8	9.5
Real Estate	10.3	20.0	2.6	44.3	47.5
Trading	0.6	0.4	(0.3)	1.2	1.7
Corporate and other	(4.7)	(3.8)	(5.8)	(20.0)	(32.2)
Pro forma operating income	$16.7	$29.3	$16.6	$81.9	$104.3

Adjusted EBITDA (a)
Southern Timber	$24.9	$24.9	$28.3	$101.0	$97.9
Pacific Northwest Timber	3.5	7.3	7.5	21.7	50.8
New Zealand Timber	6.9	6.1	13.7	33.0	46.0
Real Estate	16.2	30.9	7.2	70.8	48.4
Trading	0.6	0.4	(0.3)	1.2	1.7
Corporate and other	(4.5)	(3.8)	(5.5)	(19.7)	(31.3)
Adjusted EBITDA	$47.6	$65.8	$50.9	$208.0	$213.5

(a) Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2015 (unaudited)
(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Year Ended
	December 31,	December 31,
	2015	2014
Operating Income	$77.8	$98.3
Non-operating expense	(0.1)	—
Depreciation, depletion, amortization	113.7	120.0
Non-cash cost of land and real estate sold	12.5	13.2
Large dispositions (b)	—	(21.4)
Costs related to shareholder litigation (c)	4.1	—
Internal review and restatement costs	—	3.4
Adjusted EBITDA	$208.0	$213.5
Cash interest paid (d) (e)	(33.0)	(47.6)
Cash taxes paid (d)	(0.3)	(8.8)
Capital expenditures from continuing operations (f)	(57.3)	(63.7)
Cash Available for Distribution	$117.4	$93.4
Working capital changes	2.5	39.5
Large dispositions (b)	—	21.4
Capital expenditures from continuing operations (f)	57.3	63.7
Cash flow from discontinued operations	—	102.4
Cash Provided by Operating Activities	$177.2	$320.4

Cash Available for Distribution	$117.4	$93.4
Real estate development investments	(2.7)	(3.7)
Cash Available for Distribution after real estate development investments	$114.7	$89.7

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions), large dispositions, cash provided by discontinued operations and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value. Large dispositions in 2014 included $16.0 million of gain, $4.8 million of depletion and $0.6 million non-cash cost of land sold.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 13 - Contingencies of Item 1 - Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

(d)	The year ended December 31, 2014 included payments related to the spun-off Performance Fibers business.

(e)	Cash interest paid is presented net of patronage refunds received of $1.3 million and $2.1 million for the years ended December 31, 2015 and December 31, 2014, respectively.

(f)	Capital expenditures exclude timberland acquisitions of $98.4 million and $130.9 million for the years ended December 31, 2015 and December 31, 2014, respectively.

F

ADJUSTED EBITDA (a):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
December 31, 2015
Operating income (loss)	$12.0	($0.4)	($1.1)	$10.3	$0.6	($5.7)	$15.7
Depreciation, depletion and amortization	12.9	3.9	7.5	3.4	—	0.2	27.9
Non-cash cost of land and real estate sold	—	—	0.5	2.5	—	—	3.0
Costs related to shareholder litigation (b)	—	—	—	—	—	1.0	1.0
Adjusted EBITDA	$24.9	$3.5	$6.9	$16.2	$0.6	($4.5)	$47.6

September 30, 2015
Operating income (loss)	$10.5	$3.1	($0.9)	$20.0	$0.4	($5.3)	$27.8
Non-operating expense	—	—	—	—	—	(0.1)	(0.1)
Depreciation, depletion and amortization	14.4	4.2	7.0	6.3	—	0.1	32.0
Non-cash cost of land and real estate sold	—	—	—	4.6	—	—	4.6
Costs related to shareholder litigation (b)	—	—	—	—	—	1.5	1.5
Adjusted EBITDA	$24.9	$7.3	$6.1	$30.9	$0.4	($3.8)	$65.8

December 31, 2014
Operating income (loss)	$13.5	$3.7	$2.9	$2.6	($0.3)	($8.2)	$14.2
Depreciation, depletion and amortization	14.8	3.8	8.6	2.2	—	0.3	29.7
Non-cash cost of land and real estate sold	—	—	2.2	2.4	—	—	4.6
Internal review and restatement costs	—	—	—	—	—	2.4	2.4
Adjusted EBITDA	$28.3	$7.5	$13.7	$7.2	($0.3)	($5.5)	$50.9

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
December 31, 2015
Operating income (loss)	$46.7	$6.9	$2.8	$44.3	$1.2	($24.1)	$77.8
Non-operating expense	—	—	—	—	—	(0.1)	(0.1)
Depreciation, depletion and amortization	54.3	14.8	29.7	14.5	—	0.4	113.7
Non-cash cost of land and real estate sold	—	—	0.5	12.0	—	—	12.5
Costs related to shareholder litigation (b)	—	—	—	—	—	4.1	4.1
Adjusted EBITDA	$101.0	$21.7	$33.0	$70.8	$1.2	($19.7)	$208.0

December 31, 2014
Operating income (loss)	$45.7	$29.5	$9.5	$47.5	$1.7	($35.6)	$98.3
Depreciation, depletion and amortization	52.2	21.3	32.2	13.4	—	0.9	120.0
Non-cash cost of land and real estate sold	—	—	4.3	8.9	—	—	13.2
Large dispositions (c)	—	—	—	(21.4)	—	—	(21.4)
Internal review and restatement costs	—	—	—	—	—	3.4	3.4
Adjusted EBITDA	$97.9	$50.8	$46.0	$48.4	$1.7	($31.3)	$213.5

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and real estate sold, costs related to shareholder litigation, costs related to the spin-off of the Performance Fibers business, internal review and restatement costs, large dispositions and discontinued operations. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(b)
“Costs related to shareholder litigation” includes expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 13—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

(c)	“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have any identified HBU premium relative to timberland value.

F

PRO FORMA OPERATING INCOME AND NET INCOME (a):
	Three Months Ended
	December 31, 2015		September 30, 2015		December 31, 2014
		Per Diluted Share		Per Diluted Share		Per Diluted Share
	$		$		$
Operating income	$15.7		$27.8		$14.2
Costs related to shareholder litigation (b)	1.0		1.5		—
Internal review and restatement costs	—		—		2.4
Pro forma operating income	$16.7		$29.3		$16.6

Net income attributable to Rayonier Inc.	$10.3	$0.08	$19.7	$0.16	$8.9	$0.07
Costs related to shareholder litigation (b)	1.0	0.01	1.5	0.01	—	—
Costs related to the write-off of capitalized financing costs	—	—	0.4	—	—	—
Internal review and restatement costs					2.4	0.02
Discontinued operations	—	—	—	—	(0.3)	—
Pro forma net income	$11.3	$0.09	$21.6	$0.17	$11.0	$0.09

			Year Ended
			December 31, 2015		December 31, 2014
				Per Diluted Share		Per Diluted Share
			$		$
Operating income			$77.8		$98.3
Costs related to shareholder litigation (b)			4.1		—
Cumulative out-of-period adjustment for depletion expense			—		2.6
Internal review and restatement costs			—		3.4
Pro forma operating income			$81.9		$104.3

Net income attributable to Rayonier Inc.			$46.2	$0.37	$99.3	$0.76
Costs related to shareholder litigation (b)			4.1	0.03	—	—
Costs related to the write-off of capitalized financing costs			0.4	—	1.7	0.01
Costs related to spin-off of Performance Fibers business			—	—	3.8	0.03
Cumulative out-of-period adjustment for depletion expense			—	—	2.6	0.02
Internal review and restatement costs			—	—	3.4	0.02
Discontinued operations, net			—	—	(43.4)	(0.33)
Pro forma net income			$50.7	$0.40	$67.4	$0.51

(a)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation and in 2014, a cumulative out-of-period adjustment for depletion expense and internal review and restatement costs. Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, costs related to the write-off of capitalized financing costs, costs related to the spin-off of the Performance Fibers business, a cumulative out-of-period adjustment for depletion expense, internal review and restatement costs and discontinued operations.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 13—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

F